Tianli Agritech Redeems 40% Equity Interest in Operating Subsidiary from XMRJ

The Transaction Allows the Company to Regain Full Control of Its Black Hog Program

WUHAN CITY, China, April 18, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced that its wholly owned VIE subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (“Fengze”), has executed an equity interest transfer agreement (the “Equity Transfer Agreement”) with Xiamen Ruijin Fund LLP (“XMRJ”) that allowed Fengze to regain full control of Hubei Tianzhili Breeder Hog Co., Ltd. (“Tianzhili”). The Company runs its Black Hog Program in Enshi Prefecture through Tianzhili and owned a 60% equity interest in Tianzhili through Fengze prior to the transaction.

Pursuant to the Equity Transfer Agreement, Fengze redeemed from XMRJ the remaining 40% equity interest in Tianzhili. Total consideration for the transaction is RMB 6,666,700, or approximately $1,050,000, which equals the advances received from XMRJ to date in connection with XMRJ’s acquisition of the 40% equity interest in Tianzhili in November 2012. As a result of the transaction, Tianzhili becomes a wholly owned subsidiary of Fengze and the Company regains full control of its Black Hog Program in Enshi Prefecture.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com